Exhibit 99.(k)(3)

FORM OF AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

ARES PRIVATE MARKETS FUND

AS BUYER

AND

[________] AS SELLER

DATED AS OF [__________]

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale, dated as of [________] (the “Signing Date” (the “Purchase Agreement”), is between ARES PRIVATE MARKETS FUND, a Delaware statutory trust (“Buyer”) and [_________] (“Seller”; and each of Buyer and Seller, a “party”).

WITNESSETH:

WHEREAS, Seller owns the Portfolio Property (as hereinafter defined); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Portfolio Property, upon the terms and subject to the conditions set forth in this Purchase Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations, warranties and indemnities contained in this Purchase Agreement, Buyer and Seller agree as follows:

1.	Definitions.

For purposes of this Purchase Agreement, the following terms shall have the meanings set forth below:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Accredited Investor” shall mean an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the 1933 Act.

“Additional Buyer’s Documents” shall mean the documents and instruments executed and delivered by Buyer to Seller, a Manager or Partnership pursuant to this Purchase Agreement or in connection with obtaining any Approvals, including, but not limited to, any Assignment and Assumption Agreement contemplated by this Purchase Agreement.

“Additional Seller’s Documents” shall mean the documents and instruments executed and delivered by Seller to Buyer, a Manager or Partnership pursuant to this Purchase Agreement or in connection with obtaining any Approvals, including, but not limited to, any Assignment and Assumption Agreement contemplated by this Purchase Agreement.

“Adjusted Purchase Price” shall have the meaning set forth in Paragraph 4(a).

“Aggregate Staple Commitment” shall have the meaning set forth in Paragraph 3(g).

“AIV” shall mean, with respect to a Partnership, an alternative investment vehicle or similar partnership or other investment entity in which Seller has an interest, established pursuant to a Portfolio Property Agreement to make one or more investments in parallel with, or in lieu of, such investment being made by such Partnership.

“Allocated Adjusted Purchase Price” shall have the meaning set forth in Paragraph 4(a).

“Allocated Base Purchase Price” shall have the meaning set forth in Paragraph 4(a).

“Applicable LP Approvals” shall have the meaning set forth in Paragraph 7(e).

“Applicable LP Approvals Notice” shall have the meaning set forth in Paragraph 7(n).

“Approvals” shall mean, in relation to each Interest and relevant Portfolio Property, all notices, legal opinions, consents, approvals, amendments, waivers and modifications required pursuant to the terms of any of the Portfolio Property Agreements to permit the consummation of the Transactions. Approvals shall include, without limitation, with respect to the transfer of the Interests by Seller to Buyer, waivers of all prohibitions on transfer, waivers or expiration without exercise of all rights of first refusal, co-sale or similar rights, if any, and all required consents, if any, by the Manager of the applicable Partnership to the transfer of such Interests to Buyer and the admission of Buyer as a limited partner (or other equityholder) to each of the Partnerships in place of Seller to the extent of the relevant Interest.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement or other transfer agreement or any document or agreement analogous thereto in a form for each separate Interest which is reasonably acceptable to Seller and Buyer and, if the Manager of any of the Partnerships requires such agreement to be in a particular form as a condition precedent to the giving of any Approval, also acceptable to the applicable Manager. For the avoidance of doubt this definition shall not preclude the possibility that more than one document may be required.

“Base Purchase Price” shall have the meaning set forth in Paragraph 4(a).

“Board” shall mean the Board of Trustees of Buyer.

“Business Day” shall mean any day on which banks are open for general business in New York City, other than a Saturday or Sunday or a day upon which they are obligated by law to be closed.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer’s Knowledge” shall mean the actual knowledge (without any duty of inquiry of investigation) of the individuals forming the deal team responsible for overseeing the purchase of the Portfolio Property.

“Buyer Materials” shall have the meaning set forth in Paragraph 6(b).

“Capital Account Balance” shall mean, with respect to Seller and each Partnership, Seller’s capital account balance in such Partnership in respect of the applicable Interest as of the Cut Off Date as determined by the respective Manager of such Partnership and reported on the financial statements of such Partnership.

“Capital Commitment” shall mean, with respect to Seller and each Partnership, the aggregate amount that Seller has committed to contribute to such Partnership in respect of the applicable Interest and any separate obligation, without duplication, to pay any fees or expenses to such Partnership or its Manager (including any Remaining Capital Commitment and/or Funded Capital Commitment with respect to such Partnership in respect of the applicable Interest, but excluding any obligation to return prior Distributions to such Partnership or other similar obligations).

“Closing” shall mean, with respect to each Interest, the event at which Seller shall sell, transfer and assign to Buyer and Buyer shall acquire the Portfolio Property related to such Interest.

“Closing Date” shall mean such date or dates on which a Closing occurs. Each Closing Date shall be determined in accordance with Paragraph 3 after satisfaction or waiver of all conditions set forth in Paragraph 8 and Paragraph 9 with respect to the Portfolio Property to be transferred on such date.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Consent Memorandum” shall have the meaning set forth in Paragraph 7(e).

“Cut Off Date” shall mean June 30, 2022.

“Data Room” shall mean the due diligence data room maintained by [_________] or its affiliates in connection with the Transactions and to which Buyer has been granted access.

“Disclosure Requirement” shall have the meaning set forth in Paragraph 12(e).

“Distributions” shall mean, with respect to each Interest, without duplication, (i) all proceeds from the sale, assignment, transfer, conversion, exchange, redemption, exercise, repayment, waiver, release, compromise, settlement or satisfaction of such Interest actually received (or deemed received under the Portfolio Property Agreements) by Seller after the Cut Off Date and on or prior to the applicable Closing Date, and (ii) all distributions, dividends, interest and payments of cash, Securities or other property actually received (or deemed received under the Portfolio Property Agreements) by Seller with respect to or in connection with such Interest after the Cut Off Date and on or prior to the applicable Closing Date. For this purpose, amounts that would otherwise have been distributed to Seller but for the withholding or deduction of any taxes, expenses or other items attributable to Seller or an Interest shall be treated as having been distributed to Seller, provided that any amount which represents a refund for withholding Taxes paid or deemed paid with respect to an Interest by Seller on or prior to the applicable Closing for such Interest shall not be included within the term “Distributions.” The value of all “in kind” payments, dividends or other distributions received by Seller from or on behalf of a Partnership for purposes of this definition shall be the value assigned thereto by the applicable Manager on the date of distribution.

“Excluded Interest” shall mean each Interest: (i) with respect to which the parties are unable to obtain the necessary Approvals prior to the Final Closing Deadline for the sale, assignment and transfer to Buyer of such Interest as contemplated by this Purchase Agreement; (ii) that Seller and Buyer have mutually agreed to exclude from the Transactions; (iii) with respect to which the applicable Manager has expressly declined in writing to give the necessary Approvals for the sale, assignment and transfer to Buyer of such Interest as contemplated by this Purchase Agreement, and the parties have mutually determined to cease efforts to obtain such Approvals; (iv) which have been (or will be) purchased pursuant to a right of first refusal or similar right pursuant to any Portfolio Property Agreement or in accordance with any Portfolio Contractual Right with respect to such Interest; or (v) that is subject to an order of a court of competent jurisdiction or governmental authority restraining or prohibiting the completion of the sale.

“Final Closing” shall refer to the Closing at which the last Portfolio Property to be transferred under this Purchase Agreement has been transferred.

“Final Closing Date” shall refer to the date on which the Final Closing occurs, which shall be no later than the Final Closing Deadline.

“Final Closing Deadline” shall mean [_________].

“Fraud” means actual intentional fraud to the extent constituting common law fraud under Delaware law with respect to the express representations and warranties set forth in this Purchase Agreement committed by a Person making such express representation or warranty, and requires, without limitation, (i) an intentional false representation expressly set forth in this Purchase Agreement; (ii) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or omission or a similar theory); (iii) an intention to induce the party to whom such representation was made to act or refrain from acting in reliance upon it; (iv) causing the party to whom such representation was made, in reasonable reliance upon such false representation, to take or refrain from taking action; and (v) causing such party to suffer Losses by reason of such reliance. For the avoidance of doubt, a claim for Fraud may only be made against a party committing such Fraud.

“Funded Capital Commitment” shall mean with respect to Seller and each Partnership, the amount of Seller’s Remaining Capital Commitment to such Partnership that has been paid (or deemed to be paid) by Seller after the Cut Off Date and on or prior to the applicable Closing Date.

“Interests” shall mean the limited partner interests (or other similar equity interests) in the Partnerships owned by Seller and set forth on Schedule I. For the avoidance of doubt, each Interest shall include Seller’s corresponding Interest in each AIV, parallel vehicle, feeder vehicle or similar entity through which Seller participated in any underlying investment or any Partnership.

“Investment Lien” shall mean any Lien pertaining to the sale, assignment, disposition or transfer of the Interests (including any consents or approvals of transfers, rights of first refusal and similar rights) arising out of or based on any Portfolio Property Agreement.

“Lien” shall mean any lien, pledge, claim, security interest, encumbrance or charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise. Liens shall not include transfer restrictions under U.S. federal and state or non-U.S. securities laws.

“Liquidated Interest” shall mean any Interest with respect to a Partnership that has made a final liquidating distribution to its partners prior to being transferred to Buyer pursuant to this Purchase Agreement.

“Liquidated Interest Transfer Date” shall have the meaning set forth in Paragraph 4(e).

“Losses” shall mean all losses, damages, claims, suits, proceedings, liabilities, fees, costs and expenses (including settlement costs, interest, penalties, reasonable attorneys’ fees and any reasonable legal or other expenses for investigation or defense of any actions or threatened actions).

“Manager” shall mean with respect to each Partnership, the general partner(s) of such Partnership, or such other person that controls such Partnership, as applicable.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of Treasury.

“OFAC SDN List” shall mean the Specially Designated Nationals and Blocked Persons List administered by OFAC, as may be amended from time to time.

“Partnerships” shall mean the issuers (whatever their legal form or howsoever organized, including whether as a limited partnership or other type of investment vehicle) of the Interests.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, entity or government or any agency or political subdivision thereof.

“Portfolio Contractual Right” shall mean any contractual right of Seller under any of the Portfolio Property Agreements (or otherwise) relating to and to the extent of an Interest, to the extent Seller has such rights and such rights are transferable (with the requisite Approvals). Such rights include without limitation: (i) rights of first refusal on issuances of additional limited partner interests (or other similar equity interests) of the Partnerships; (ii) rights of first refusal, first offer and co-sale among partners of the Partnerships; and (iii) rights to receive financial and other information from the Partnerships. For the avoidance of doubt, the term “Portfolio Contractual Right” does not include any contractual right of Seller under any side letter agreement pertaining to any Portfolio Property to which Seller is a party.

“Portfolio Property” shall mean, with respect to each Partnership, the Interest associated with such Partnership and all of the Portfolio Property Agreements, including all of the Portfolio Contractual Rights with respect to the Interest associated with such Partnership.

“Portfolio Property Agreement” shall mean any agreement, instrument and document to which Seller is a party (including under power of attorney) that governs or regulates the terms of Seller’s ownership in the Portfolio Property, including subscription agreements, transfer agreements and partnership agreements, in each case, as amended, modified or supplemented and in effect, but excluding (i) any agreement between Seller and its consultants, agents and/or employees and (ii) any side letter or similar agreements.

“Pre-Closing Covenants” means covenants and agreements of each party set forth in this Purchase Agreement to the extent contemplating or requiring performance by such party prior to the Closing.

“Pre-Closing Notice” shall have the meaning set forth in Paragraph 3(b).

“PTP Interest” shall have the meaning set forth in Paragraph 14(d).

“Purchase Agreement” shall have the meaning set forth in the preamble.

“Remaining Capital Commitment” shall mean, with respect to each Partnership, the amount of Seller’s Capital Commitment to such Partnership that has not been contributed by Seller to such Partnership as of the Cut Off Date in respect of the applicable Interest.

“Sanctioned Country” shall mean any country or territory that is the subject of comprehensive territorial Sanctions. As of the Signing Date, such countries or territories consist of Cuba, Iran, North Korea, Syria, Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and non-governmental controlled areas of the Kherson and Zaporizhzhia regions of Ukraine.

“Sanctions” shall mean economic sanctions or trade embargoes administered or enforced by the U.S. Government, including OFAC and the Department of State, the United Nations Security Council (“UNSC”), the European Union (“EU”), His Majesty’s Treasury (“HMT”), or other relevant sanctions authority.

“Sanctions Target” shall include (i) any government, entity or individual that is the subject or target of any Sanctions, including without limitation any person named on the OFAC SDN List, or any similar lists maintained by OFAC or the U.S. State Department or the EU, UNSC or HMT and (ii) any Person that, as applicable, is located, organized or resident in any Sanctioned Country.

“SEC” shall have the meaning set forth in Paragraph 6(e).

“Securities” shall have the meaning ascribed to that term in the 1933 Act.

“Seller” shall have the meaning set forth in the preamble.

“Seller’s Knowledge” shall mean the actual knowledge, without any duty of inquiry, of the individuals forming the deal team responsible for overseeing the sale of the Interests, Related Interests and the Portfolio Property.

“Tax” means any U.S. federal, state, local or non-U.S. income, gross receipts, capital stock, franchise, profits, withholding, payroll, severance, social security, employment, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, ad valorem, gains, capital, value-added, customs, registration, intangibles, premium, environmental, windfall profits, production, lease, service, transfer, alternative or add-on minimum, estimated or any other tax, fee, levy, impost, duty, license or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any government entity responsible for the imposition of any such amount.

“Transactions” shall mean transactions contemplated by this Purchase Agreement.

“Transfer Expenses” shall mean all attorneys’ and accountants’ fees of the Partnerships payable as a result of the transfer of Portfolio Property or any part thereof, as well as any administrator related expenses requested to be paid by the administrator of any Partnership with respect to the transfer of any Portfolio Property.

“Transfer Taxes” shall mean all sales (including bulk sales), use, transfer (including real property transfers), filing, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes or fees, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties. For avoidance of doubt, Transfer Taxes shall not include any Transfer Expenses or any income, capital gains or franchise Taxes or any withholding Taxes with respect thereto.

“U.S. Seller” shall mean a Seller that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Underlying LPs” means the partners or other equityholders of Seller.

2.	Sale and Purchase of the Portfolio Property.

Subject to the terms and conditions of this Purchase Agreement, and in reliance on the representations, warranties and agreements set forth in this Purchase Agreement, at each Closing, (a) Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Portfolio Property being transferred to Buyer at such Closing, and (b) Buyer agrees to assume and perform from and after such Closing all liabilities and obligations of Seller with respect to the Portfolio Property being transferred to Buyer at such Closing under the applicable Portfolio Property Agreements (including but not limited to the obligation of Seller to make additional capital contributions to the applicable Partnerships with respect to such Portfolio Property from and after such Closing Date). The Portfolio Property to be sold, assigned and transferred by Seller and purchased by Buyer is set forth on Schedule I hereto. If at any time following the Signing Date and prior to the relevant Closing, any Interest becomes an Excluded Interest, such Interest shall be deemed removed from Schedule I hereto, and such Interest and corresponding Portfolio Property shall no longer be subject to the Transactions.

3.	Closing.

(a)            Each Closing will take place on the applicable Closing Date by exchange of executed documents in such manner and at such place as Buyer and Seller may agree. If any condition in Paragraph 8 or Paragraph 9 applicable to the Portfolio Property being transferred at such Closing is not satisfied in any respect or is not duly waived at such Closing, the party whose obligations are subject to such condition may extend such Closing Date, but not past the Final Closing Deadline. During such extension the other party shall use all reasonable efforts to cause all such conditions to be satisfied in all respects. If all conditions are determined to be satisfied or are duly waived at such Closing (whether or not delayed), such Closing shall be consummated. The purchase and sale of Portfolio Property contemplated by this Purchase Agreement may take place at more than one Closing but Buyer and Seller will each use commercially reasonable efforts to minimize the number of Closings necessary to close on all of the Interests.

(b)           At least four (4) Business Days prior to each Closing, Seller shall deliver to Buyer a notice (a “Pre-Closing Notice”) substantially in the form attached hereto as Exhibit A (i) specifying the applicable Closing Date, (ii) setting forth each Interest to be transferred on such Closing Date and the calculation of the applicable Allocated Adjusted Purchase Price of each such Interest, including all Funded Capital Commitments and Distributions included in such determination as set forth in Paragraph 4 with respect to the Interests expected to be sold on such Closing Date, and (iii) including wire instructions for the account(s) designated by Seller to which the applicable Allocated Adjusted Purchase Price shall be paid, if other than in accordance with the instructions previously provided in writing to Buyer by Seller. Notwithstanding the foregoing, following the delivery to Buyer of a Pre-Closing Notice, if any condition in Paragraph 8 or Paragraph 9 applicable to the Portfolio Property being transferred at such Closing is not satisfied in any respect or is not duly waived, the parties shall postpone the applicable Closing Date with respect to such Interest and Seller shall deliver to Buyer a revised Pre-Closing Notice that excludes such Interest.

(c)           At or prior to each Closing, Seller shall deliver or cause to be delivered to Buyer (i) the partnership agreements, as amended, constituting a part of such Interests and to which Seller is a party (including to Seller’s Knowledge under power of attorney), to the extent they have not previously been delivered to Buyer, (ii) all of the Portfolio Property Agreements (other than the aforementioned agreements described in paragraph (i) above) and other documents that constitute a part of such Interests to the extent of the Interests, to the extent they are in Seller’s possession (after requesting them from the Managers) and have not previously been delivered to Buyer, (iii) the certificates and other documents referred to in Paragraph 9 to be delivered by Seller as a condition to the consummation of the Transactions, and (iv) such Approvals as may be necessary to permit Buyer to acquire the Interests free and clear of all Liens, other than Investment Liens or Liens created by Buyer, and to admit Buyer as a substitute limited partner (or other equityholder) with respect to each of the Interests.

(d)           Buyer shall at or prior to each Closing, deliver to Seller (i) the Allocated Adjusted Purchase Price relating to the Portfolio Property being transferred to Buyer by Seller at such Closing in U.S. dollars in immediately available funds by wire transfer to the account(s) designated in writing by Seller to Buyer (or in the applicable Pre-Closing Notice, if different from the account(s) previously designated in writing by Seller to Buyer pursuant to this Paragraph 3(d)), (ii) the certificates and other documents referred to in Paragraph 8 to be delivered by Buyer as a condition to the consummation of the transactions contemplated at such Closing, and (iii) if not theretofore delivered, all other instruments and documents required by the applicable Partnerships to be delivered by Buyer as a condition to or in order to effect the consummation of the transactions contemplated at such Closing.

(e)           At Closing, Buyer shall assume and perform all obligations and liabilities of Seller with respect to the Portfolio Property being transferred to Buyer at such Closing under the applicable Portfolio Property Agreements and applicable Assignment and Assumption Agreements.

(f)            Buyer acknowledges that rights and/or benefits under any side letter or any analogous document issued by any Manager or Partnership in connection with Seller’s investment, or acquisition of any Interest, in any Partnership are personal to Seller and, notwithstanding any other provision of this Purchase Agreement, (i) nothing in this Purchase Agreement shall require that Seller sell, assign or transfer rights or benefits under or of any such side letter or analogous document, and (ii) no Closing with respect to any Interest shall be conditional upon Buyer having assigned and transferred to it, or otherwise receiving the benefit of, any such rights or benefit.

(g)           [_________].

(h)           [Reserved.]

(i)             For the avoidance of doubt, Buyer is not directly or indirectly assuming, and shall not in any way become responsible for, and Seller shall remain responsible for, any and all liabilities or obligations relating to all Excluded Interests.

4.	Purchase Price.

(a)            The purchase price for each Interest (with respect to any Interest, the “Allocated Base Purchase Price” and with respect to all Interests, the “Base Purchase Price”) shall be the amount set forth opposite the name of the relevant Partnership relating to such Interest on Schedule I under the heading “Allocated Base Purchase Price”. Each Allocated Base Purchase Price shall be adjusted as follows: (i) such amount shall be increased by an aggregate amount equal to the sum of all Funded Capital Commitments to the relevant Partnership attributable to such Interest and (ii) such amount shall be reduced by an aggregate amount equal to the sum of all Distributions made by the relevant Partnership with respect to such Interest (such amount, as adjusted, the “Allocated Adjusted Purchase Price” and with respect to all Interests, the “Adjusted Purchase Price”). The Allocated Adjusted Purchase Price (and any and all adjustments thereto pursuant to this Purchase Agreement) shall be determined in U.S. dollars. If the Allocated Base Purchase Price, Funded Capital Commitments or Distributions with respect to an Interest are initially determined in any currency other than U.S. dollars, such amount shall be converted to U.S. dollars using the applicable foreign exchange spot rate for settlement (as reported by Bloomberg L.P.) as of the date that is four (4) Business Days prior to the applicable Closing Date. No Allocated Adjusted Purchase Price shall be payable with respect to all or any portion of any Interest that becomes an Excluded Interest. For the avoidance of doubt, if only a portion of an Interest becomes an Excluded Interest, the Allocated Adjusted Purchase Price payable with respect to such Interest shall be reduced by a corresponding amount.

(b)           [Reserved.]

(c)            To the extent the parties discover after any Closing that the amount of Funded Capital Commitments and/or Distributions used in calculating the Allocated Adjusted Purchase Price with respect to an Interest was incorrect, the party making such discovery shall provide notice thereof to the other party no later than six (6) months following the Final Closing Date and the Allocated Adjusted Purchase Price will be appropriately adjusted to take into account the actual Funded Capital Commitments and/or Distributions in respect of such Interest. Any amounts owing from one party to another based on such an adjustment shall be paid in cash within forty-five (45) Business Days of such adjustment. No party shall have any recourse or other remedies against the other parties for Losses arising out of, attributable to or resulting from such error in calculating the Adjusted Purchase Price and corresponding Allocated Adjusted Purchase Price or the delivery of any schedule or certificate related thereto; provided that the parties shall continue to be liable in respect of any amounts previously determined to be due under this Paragraph 4(c). For purposes of clarification, no interest shall be payable on any such underpayment or overpayment.

(d)           [Reserved.]

(e)            If any Interest becomes a Liquidated Interest, Seller shall notify Buyer as promptly as practicable and the Allocated Adjusted Purchase Price for such Liquidated Interest shall be calculated as if such Liquidated Interest had been transferred to Buyer as of the next succeeding Closing Date (or, if no Closing Date otherwise occurs after such Interest becomes a Liquidated Interest, on the Final Closing Deadline) or such other date as may be mutually agreed by the parties (the “Liquidated Interest Transfer Date”). Buyer shall pay Seller the Allocated Adjusted Purchase Price for any Liquidated Interest on such Liquidated Interest Transfer Date, it being the parties’ intention that the economic effect shall be the same as if such Liquidated Interest was transferred to Buyer on the Liquidated Interest Transfer Date. If there is a negative adjusted Allocated Adjusted Purchase Price with respect to any such Liquidated Interest, Seller shall offset for cash flow purposes such negative amount against the amounts otherwise payable by Buyer in respect of any other Interests to be transferred to Buyer on such Liquidated Interest Transfer Date (or, if no other Interests or insufficient Interests are transferred on such Liquidated Interest Transfer Date, Seller shall pay Buyer the negative adjusted Allocated Adjusted Purchase Price for such Liquidated Interest on such date). For the avoidance of doubt and notwithstanding any provision of this Purchase Agreement to the contrary, (i) Seller shall have no obligation to deliver the actual title to a Liquidated Interest at any Closing and (ii) none of the parties shall have any obligation to obtain the Approval of the applicable Manager in connection with a Liquidated Interest.

(f)            On each Closing Date, Buyer shall pay Seller the Allocated Adjusted Purchase Price with respect to each Interest being transferred on such date, net of any withholding or deduction required by applicable law; provided that, Buyer shall not withhold under Section 1446(f) or 1445 of the Code, as applicable, if Seller has delivered to Buyer a properly executed IRS Form W-9 dated not more than thirty (30) days before the Closing Date to the Closing.

5.	Representations and Warranties of Seller.

Seller represents and warrants to Buyer, as of the Signing Date and as of each Closing Date, as follows:

(a)            Authorization. Seller is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization. Seller has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and each of the Additional Seller’s Documents and, upon receipt of all Approvals, to perform all of the obligations to be performed by it hereunder and thereunder. This Purchase Agreement has been, and each of the Additional Seller’s Documents will have been at the applicable Closing, duly authorized, executed and delivered by it. This Purchase Agreement constitutes, and each of the Additional Seller’s Documents will constitute at the applicable Closing, the valid and binding obligation of Seller, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally. No approval that has not been obtained or waived is otherwise required on the part of Seller in connection with the execution and delivery of this Purchase Agreement (excluding, as of the Signing Date, the Approvals and Applicable LP Approvals).

(b)            Title to Interest. Seller owns all right, title and interest (legal and beneficial) in and to the Portfolio Property (as set forth on Schedule I) as of the Signing Date and as to each Interest to be transferred to Buyer at an applicable Closing as of the applicable Closing Date, free and clear of all Liens other than Investment Liens and Liens created by Buyer. Upon delivery of each such Interest to Buyer, Buyer will acquire good and marketable title to such Interest free and clear of all Liens other than Investment Liens pertaining to Buyer and any Liens created by Buyer.

(c)           No Conflicts. Subject to receipt of all required Approvals (and the Applicable LP Approvals), and assuming Buyer has executed the Additional Buyer’s Documents, neither the execution and delivery of this Purchase Agreement or the Additional Seller’s Documents nor the performance or consummation of the Transactions by Seller will conflict with, result in the breach of, constitute a default under or accelerate performance provided by the terms of, or result in the creation or loss of any right under: (i) any law, rule or regulation of any government or governmental or regulatory agency; (ii) any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which Seller may be subject; (iii) any contract, agreement, commitment or instrument to which Seller is a party or by which any of its assets is bound and which relates to, or imposes any restrictions upon the ability of Seller to transfer, the Interests being transferred to Buyer pursuant to this Purchase Agreement; (iv) Seller’s constituent documents or other governing instruments; or (v) constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing. The execution and delivery of this Purchase Agreement and the Additional Seller’s Documents by Seller and the performance and consummation of the Transactions thereby do not require any registration, filing, qualification, consent or approval under any such law, rule, regulation, judgment, order, writ, decree, permit or license to which Seller may be subject, in each case, where the failure to complete such registration or filing or to obtain such qualification, consent or approval would have a material and adverse effect on the consummation of the Transactions. Neither the execution and delivery of this Purchase Agreement or the Additional Seller’s Documents nor the performance or consummation of the Transactions by Seller will result in the creation of any Lien (other than an Investment Lien) upon any of the Portfolio Property relating to the Interests owned by Seller.

(d)           Agreements and Commitments.

(i)           As of the applicable Closing Date, Seller has made available to Buyer copies of the partnership agreements, as amended, relating to the Interests being transferred at such Closing and to which Seller is party (including to Seller’s Knowledge under power of attorney). As of the applicable Closing Date, to the extent they are in Seller’s possession after requesting them from the Managers, Seller has made available to Buyer copies of all Portfolio Property Agreements relating to the Interests (other than the aforementioned documents described in the preceding sentence), and other documents that constitute a part of such Interests, being sold by Seller. Other than (A) this Purchase Agreement, (B) the limited partnership agreements of applicable Partnerships, (C) any amendments to such limited partnership agreements, (D) the subscription documents, transfer agreements and side letters (as applicable) relating to the purchase of such Interests and (E) any documents referenced in the documents listed in clauses (A) – (D), Seller has not entered into any other agreements with respect to Seller’s Interest in any Partnership that affect such Interest in a material manner.

(ii)           Seller has contributed to the capital of the Partnerships in which Seller holds an Interest all amounts which it was required to contribute pursuant to the terms of the applicable Portfolio Property Agreements. Seller has paid all management fees due and payable by it pursuant to the terms of the applicable Portfolio Property Agreements, including all such fees payable on or prior to each applicable Closing Date. Seller has not made any voluntary capital contributions or written commitments to any Partnership in which Seller holds an Interest nor have any been made on behalf of it. Seller has not opted out of or to Seller’s Knowledge been excluded, voluntarily or involuntarily, from participation in any investments of the Partnerships.

(iii)           Seller has not received written notice from any Manager that (A) it is required to return any Distributions or portions of Distributions previously received by it from any Partnership in which Seller holds an Interest, or (B) it is in default or breach, nor, to Seller’s Knowledge, is there any reasonable basis for any valid claim of default or breach, under any applicable Portfolio Property Agreement.

(iv)           [Reserved.]

(e)            Litigation. There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to Seller’s Knowledge, threatened against Seller, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which purports to question the validity of, or if adversely determined, would prevent the consummation of the Transactions or materially and adversely affect the Interests proposed to be transferred by Seller pursuant to this Purchase Agreement. There is no action or suit by Seller pending or threatened against any other person or entity relating to any Partnership or Manager.

(f)            Brokers. Seller has not, directly or indirectly, dealt with anyone acting in the capacity of a finder or broker, nor has Seller incurred any obligations for any finder’s or broker’s fee or commission, in connection with the Transactions.

(g)           Lists of Distributions, Commitments, etc. To Seller’s Knowledge, based upon information provided by the Managers of the Partnerships, Schedule 5(g) contains true and accurate lists of: (i) the Interests owned and proposed to be transferred by Seller; (ii) the percentage interest in each Partnership represented by each Interest, calculated based on the ratio of Seller’s Capital Commitment to each such Partnership to the aggregate capital commitments of all partners to such Partnership; (iii) the date and value of all Distributions made after the Cut Off Date in respect of the Interests; (iv) a list of all distribution notices (including the dates and amounts of such distribution notices) received by or on behalf of Seller from the Partnership relating to a Distribution to be received by Seller after the Cut Off Date; (v) all Funded Capital Commitments in respect of the Interests after the Cut Off Date, showing the date and amount of each payment; (vi) the amount of the Capital Account Balance of Seller in each applicable Partnership in respect of the Interests as of the Cut Off Date; and (vii) the amount of the Capital Commitment of Seller to each Partnership with respect to the Interests and, as of the Cut Off Date, the Remaining Capital Commitment of Seller to each Partnership in respect of the Interests. Except as set forth in the Portfolio Property Agreements, no other person has any options, calls, warrants, commitments or rights of any character whatsoever to acquire an interest in any Partnership that would reduce Seller’s ownership in such Partnership. Seller has delivered, or has had delivered on its behalf, to Buyer true and complete copies of the most recent year end audited financial statements, and the most recent quarter-end financial statements, of each of the Partnerships, in each case, in the form provided to Seller.

(h)           Certain Conduct. Since the Cut Off Date and except as set forth on Schedule 5(h), Seller has not, without Buyer’s Knowledge (it being understood that, for purposes of this Paragraph 5(h), Buyer’s Knowledge as of any date shall be deemed to include information contained in any documents or materials made available to Buyer in the Data Room on or prior to such date): (i) other than pursuant to the exercise of a right of first refusal or similar right pursuant to any of the applicable Portfolio Property Agreements, disposed, liquidated, sold, assigned, transferred, delivered or otherwise disposed of any of the Interests proposed to be transferred to Buyer pursuant to this Purchase Agreement; (ii) converted, exchanged or redeemed any of the Interests proposed to be transferred by Seller pursuant to this Purchase Agreement; (iii) forgiven, released or compromised any indebtedness owed to it by any Partnership (other than upon full payment thereof) or demanded payment of any indebtedness owed to it by any Partnership in which Seller has an Interest that is being transferred pursuant to this Purchase Agreement; (iv) affirmatively amended, cancelled or terminated any Portfolio Property Agreement to which Seller is a party or entered into any new Portfolio Property Agreement; (v) affirmatively waived, amended, cancelled, terminated, exercised or failed to exercise any of the material Portfolio Contractual Rights applicable to Seller; (vi) created or permitted to exist any Lien on any portion of the Portfolio Property being transferred by Seller pursuant to this Purchase Agreement, other than Investment Liens or Liens created by Buyer; (vii) taken any action or (upon written notice from any Partnership) failed to take any action that would cause Seller to incur a material penalty or other specified consequence under any of the Portfolio Property Agreements to which it is party; or (viii) agreed to do any of the foregoing (except pursuant to this Purchase Agreement).

(i)             Consent Memorandum. The Consent Memorandum (excluding any portion thereof that is based on or incorporates information contained in the Buyer Materials or otherwise provided to Seller by Buyer) does not include any untrue statement of a material fact or omit to state any material fact relating to Seller required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller is in compliance in all material respects with the investment policies and restrictions set forth in the Consent Memorandum.

(j)             Acknowledgements. Seller acknowledges that none of the Buyer, its affiliates or any of their respective officers, directors, partners, members, employees, equityholders, controlling persons, agents or representatives or any Person acting on their behalf, makes or has made any representation or warranty (either express or implied) with respect to, nor shall any of them have any responsibility with respect to, the accuracy, adequacy or completeness of any information (whether oral or written) heretofore or hereafter provided or made available to Seller, its affiliates or any of their respective officers, directors, partners, members, employees, equityholders, controlling persons, agents or representatives or any Person acting on their behalf. Seller acknowledges that Buyer and its affiliates have not given Seller any investment advice and that the Adjusted Purchase Price may be more or less than the fair market value of the applicable Interests. Seller is a sophisticated, experienced investor, has evaluated the merits and risks of selling the Interests on the terms set forth in this Purchase Agreement on its own, and has relied (and shall rely) solely upon its own investigation and analysis and the express representations and warranties set forth in Paragraph 6. Seller has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of such sale, and the value of the Interests, and is aware of and has considered the financial risks and financial hazards and has made its own due diligence analysis in its decision to sell the Interests to Buyer pursuant to this Purchase Agreement. In entering into this Purchase Agreement and the Transactions, Seller has not relied upon (and shall not rely upon) any statement, representation or warranty (whether express or implied), or other information or materials (whether oral or written) made or provided by any Person, including, without limitation, made or provided by Buyer, its affiliates or any of their respective officers, directors, partners, members, employees, equityholders, controlling persons, agents or representatives or any Person acting on Buyer’s behalf, except for the express representations and warranties made by Buyer and contained in Paragraph 6 of this Purchase Agreement. Without limiting the foregoing, Seller has been furnished with all materials that it considers relevant to its decision to sell the Interests to Buyer as a reasonable person would consider in evaluating such decision and completing the Transactions.

(k)           Tax Matters. There are no material obligations or liabilities relating to Taxes (including interest and penalties) or other governmental fees attributable to the ownership of the Interests up to and including the Closing Date (including any liabilities for withholding taxes with respect to Distributions or allocations to the Seller, and any amount paid by or imposed on an AIV or “blocker corporation” in respect of Taxes) that have not been paid. With respect to the transfer of each Interest, Schedule 5(k) accurately and completely identifies (i) the full legal name of the Partnership being transferred, and (ii) whether such Partnership is treated as a partnership or a corporation for U.S. federal income tax purposes.

(l)            Source of Funds. Seller is not, and is not 50% or more owned or controlled by one or more persons who are, a Sanctions Target or otherwise a party with which Buyer is prohibited from dealing under the laws of the United States. Neither Seller nor, to Seller’s Knowledge, any of its directors, trustees or senior officers has been convicted of or charged with a felony relating to, or is currently under investigation by any civil or criminal governmental authority for, Sanctions violations, money laundering, bribery/corruption or any other similar or related illegal activity. The monies used to fund the investment in the Interests are not directly or indirectly derived from, invested for the benefit of, or related in any way to (i) any Sanctions Target or Sanctioned Country, or (ii) the governments of, or Persons within, any country that has been designated either (A) by the Financial Action Task Force on Money Laundering a “non-cooperative country or territory” or (B) by the U.S. Secretary of the Treasury as a “primary money laundering concern”. Seller has adopted policies and procedures that are reasonably designed to ensure compliance with applicable anti-money laundering laws and Sanctions. Seller does not know or have any reason to suspect that, (x) the monies used to fund Seller’s investment in the Interests have been or will be derived, directly or indirectly, from or related to any illegal activities, including but not limited to, bribery/corruption or money laundering activities, or (y) the proceeds from Buyer’s investment in the Interests will be used to finance any illegal activities.

(m)           Solvency. Seller is solvent and will not be rendered insolvent as a result of the Transactions.

(n)           Method of Transfer. Seller acknowledges that it is not selling the Interests through any form of general solicitation or general advertising.

(o)           Imperfect Information. Seller acknowledges that Buyer may be in possession of material, non-public information relating to the Interests and, in that event, will not disclose such information to Seller except as otherwise specifically required by this Purchase Agreement. Seller is prepared to sell the Interests to Buyer on the foregoing basis and waives any right to rescind or invalidate the sale of any Interest to Buyer or seek any damages or other remuneration from Buyer based on the possession of any material, non-public information by Buyer or the lack of possession of any such material, non-public information by Seller.

(p)           Affiliation. As of the Signing Date, to Seller’s Knowledge, Seller and Buyer are not “affiliated persons” (as such term is defined in Section 2(a)(3) of the 1940 Act) nor were they “affiliated persons” during the six-month period prior to the Signing Date.

(q)           No Other Representations. Except for the representations and warranties contained in this Paragraph 5, neither Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty with respect to any Interest, any Portfolio Property, any Partnership or any other Person.

6.	Representations and Warranties of Buyer.

Buyer represents and warrants to Seller, as of the Signing Date and as of each Closing Date, as follows:

(a)           Authorization. Buyer is a statutory trust duly organized and validly existing under the laws of the State of Delaware. Buyer is duly registered under the 1940 Act as a closed-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect. Buyer has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and each of the Additional Buyer’s Documents and to perform all of the obligations to be performed by it hereunder and thereunder. This Purchase Agreement has been, and each of the Additional Buyer’s Documents will have been at the applicable Closing, duly authorized by all necessary action, if any, on the part of the Board, executed and delivered by it, and this Purchase Agreement constitutes, and each of the Additional Buyer’s Documents will constitute at such Closing, the valid and binding obligation, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally. No approval that has not been obtained or waived is otherwise required on the part of Buyer in connection with the execution and delivery of this Purchase Agreement.

(b)           No Conflicts. Subject to receipt of all required Approvals, and assuming Seller has executed the Additional Seller’s Documents, neither the execution and delivery of this Purchase Agreement or the Additional Buyer’s Documents nor the performance or consummation of the Transactions by Buyer will conflict with, result in the breach of, constitute a default under, or accelerate the performance required by the terms of, or result in the creation or loss of any right under: (i) any law, rule or regulation of any government or governmental or regulatory agency; (ii) any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which Buyer may be subject; (iii) any contract, agreement, commitment or instrument to which Buyer is a party or by which it or any of its assets is bound; or (iv) Buyer’s constituent documents or other governing instruments, including Buyer’s declaration of trust, bylaws, current prospectus and statement of additional information (collectively, as amended or supplemented from time to time, the “Buyer Materials”); or (v) constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing. The execution and delivery of this Purchase Agreement and the Additional Buyer’s Documents by Buyer and the performance and consummation of the Transactions thereby do not and will not require any registration, qualification, consent or approval under any such law, rule, regulation, judgment, order, writ, decree, permit or license to which Buyer may be subject. No Confidential Information will be disclosed in connection with the foregoing, except to the extent permitted in accordance with Paragraph 12(a) or Paragraph 12(b) herein.

(c)           [Reserved.]

(d)          Sufficient Funds. Buyer will have, on each Closing Date, available funds in cash sufficient for the payment of the Allocated Adjusted Purchase Price payable on such Closing Date for each Interest to be transferred to Buyer on such Closing Date.

(e)            [__________].

(f)            Buyer Materials. [____________]

(g)          Acknowledgments. Buyer acknowledges that none of Seller, its affiliates or any of their respective officers, directors, partners, members, employees, equityholders, controlling persons, agents or representatives or any Person acting on their behalf, makes or has made any representation or warranty (either express or implied) with respect to, nor shall any of them have any responsibility with respect to, (i) the accuracy, adequacy or completeness of any information (whether oral or written) heretofore or hereafter provided or made available to Buyer, its affiliates or any of their respective officers, directors, partners, members, employees, equityholders, controlling persons, agents or representatives or any Person acting on their behalf or (ii) the solvency, financial condition, fair market value, business operations or financial statements of any Partnership or any underlying portfolio company or portfolio investment of any Partnership. Buyer acknowledges that Seller and its affiliates have not given Buyer any investment advice and that the Adjusted Purchase Price may be more or less than the fair market value of the applicable Interests. Buyer is acquiring the Interests for Buyer’s own account, for investment and not with a view to the distribution or resale thereof, except in compliance with, or pursuant to an exemption under, the 1933 Act and state or non-U.S. securities laws. Buyer is a sophisticated and experienced investor, has evaluated the merits and risks of purchasing the Interests on the terms set forth in this Purchase Agreement on its own, and has relied (and shall rely) solely upon its own investigation and analysis and the express representations and warranties set forth in Paragraph 5. Buyer has such knowledge and experience in financial and business matters and in making investments of this type that it is capable of evaluating the merits and risks of such purchase, is aware of and has considered the financial risks and financial hazards of purchasing the Interests on the terms set forth in this Purchase Agreement and assuming the liabilities and obligations with respect thereto, and is able to bear the economic risks of purchasing the Interests, including the possibility of complete loss with respect thereto. In entering into this Purchase Agreement and the transactions contemplated hereby, Buyer has not relied upon (and shall not rely upon) any statement, representation or warranty (whether express or implied), or other information or materials (whether oral or written) made or provided by any Person, including, without limitation, made or provided by Seller, its affiliates or any of their respective officers, directors, partners, members, employees, equityholders, controlling persons, agents or representatives or any Person acting on Seller’s behalf, except for the express representations and warranties made by Seller and contained in Paragraph 5 of this Purchase Agreement. Without limiting the foregoing, Buyer (A) has had access to such information regarding the business and finances of the Partnerships and such other matters with respect to the Partnerships and the Interests as a reasonable person would consider in evaluating the Transactions, including, in particular, all information necessary to determine the fair market value of the Interests, and (B) has been furnished with all materials that it considers relevant to the investment being made in completing the Transactions. Buyer is an Accredited Investor and a “qualified purchaser”, as that term is defined in Section 2(a)(51) of the 1940 Act. Neither Buyer nor anyone acting on Buyer’s behalf has been offered the Interests by means of any general solicitation or general advertising, as such terms are understood under United States federal securities laws.

(h)           Litigation. There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to Buyer’s Knowledge, threatened against Buyer, at law or in equity, before or by any court, governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which purports to question the validity of, or if adversely determined, would prevent or delay the consummation of, the Transactions or materially and adversely affect Buyer’s ability to purchase the Interests proposed to be transferred by Seller pursuant to this Purchase Agreement. There is no action or suit by Buyer pending or threatened against any other person or entity relating to any Partnership or Manager.

(i)             Brokers. Buyer has not, directly or indirectly, dealt with anyone acting in the capacity of a finder or broker and has not incurred any obligations for any finder’s or broker’s fee or commission in connection with the Transactions.

(j)            Source of Funds. Buyer is not, and is not 50% or more owned or controlled by one or more persons who are, a Sanctions Target or otherwise a party with which Seller or the Partnerships are prohibited from dealing under the laws of the United States. Neither Buyer nor, to Buyer’s Knowledge, any of its directors, trustees or senior officers has been convicted of or charged with a felony relating to, or is currently under investigation by any civil or criminal governmental authority for, Sanctions violations, money laundering, bribery/corruption or any other similar or related illegal activity. The monies used to fund the investment in the Interests are not directly or indirectly derived from, invested for the benefit of, or related in any way to (i) any Sanctions Target or Sanctioned Country, or (ii) the governments of, or Persons within, any country that has been designated either (A) by the Financial Action Task Force on Money Laundering a “non-cooperative country or territory” or (B) by the U.S. Secretary of the Treasury as a “primary money laundering concern”. Buyer has adopted policies and procedures that are reasonably designed to ensure compliance with applicable anti-money laundering laws and Sanctions. Buyer does not know or have any reason to suspect that, (x) the monies used to fund Buyer’s investment in the Interests have been or will be derived, directly or indirectly, from or related to any illegal activities, including but not limited to, bribery/corruption or money laundering activities, or (y) the proceeds from Buyer’s investment in the Interests will be used to finance any illegal activities.

(k)            Solvency. Buyer is solvent and will not be rendered insolvent as a result of the Transactions.

(l)            Method of Transfer. Buyer acknowledges that it is not purchasing the Interests through any form of general solicitation or general advertising.

(m)           Imperfect Information. Buyer acknowledges that Seller may be in possession of material, non-public information relating to the Interests and, in that event, will not disclose such information to Buyer except as otherwise specifically required by this Purchase Agreement. Buyer is prepared to purchase the Interests from Seller on the foregoing basis and waives any right to rescind or invalidate the purchase of any Interest from Seller or seek any damages or other remuneration from Seller based on the possession of any material, non-public information by Seller or the lack of possession of any such material, non-public information by Buyer.

(n)            Affiliation. As of the Signing Date, to Buyer’s Knowledge, Seller and Buyer are not “affiliated persons” (as such term is defined in Section 2(a)(3) of the 1940 Act) as of the date hereof nor were they “affiliated persons” during the six-month period prior to the Signing Date.

7.	Covenants.

(a)           Cooperation. Buyer and Seller shall cooperate fully with each other in furnishing any information or performing any action reasonably requested by the other party, which information or action is necessary to the timely and successful consummation of the Transactions. Without limiting the generality of the foregoing, (i) Seller shall use commercially reasonable efforts to have the Partnerships provide Buyer with the opportunity to verify the Capital Account Balances of Seller on the books of the Partnerships, and (ii) the parties will work cooperatively together toward obtaining the Approvals. Seller agrees that it will use commercially reasonable efforts to assist Buyer in obtaining any additional documents relating to the applicable Interests that Buyer reasonably requests. If Seller obtains Seller’s Knowledge of an inaccuracy or omission with respect to Schedule I or Schedule 5(g) hereto, Seller shall provide notice of such inaccuracy or omission to Buyer as soon as is reasonably practicable.

(b)            Certain Matters Pending Final Closing. From the Signing Date until the applicable Closing Date with respect to each Interest (or the date such Interest is deemed to be an Excluded Interest, if earlier), Seller shall undertake each of the following:

(i)           Certain Conduct Pending Closing. Seller shall provide Buyer with prompt notice of (A) any Distributions or Funded Capital Commitments received, made, or expected by Seller after the Signing Date and prior to the applicable Closing with respect to any Interest proposed to be transferred pursuant to this Purchase Agreement and (B) solely in Seller’s capacity as a limited partner (or similar equityholder) of a Partnership, any rights to take an action with respect to an Interest or under a Portfolio Property Agreement (other than rights resulting from Seller’s or Seller’s representatives’ service on any limited partner advisory board, committee, council or similar body, if any); it being understood that Seller shall be deemed to have satisfied any of the notification obligations in this Paragraph 7(b)(i) to the extent Buyer is notified of any such foregoing events through documents or materials that Seller makes available in the Data Room. Except as consented to by Buyer in writing (including by email), such consent not to be unreasonably withheld, delayed or conditioned, Seller will not: (1) other than pursuant to the exercise of a right of first refusal or similar right pursuant to any of the applicable Portfolio Property Agreements or with respect to an Interest that has become an Excluded Interest, dispose, liquidate, mortgage, pledge, sell, assign or transfer the Interests proposed to be transferred pursuant to this Purchase Agreement; (2) forgive, release, compromise or demand payment of any indebtedness owed to it by a Partnership other than upon full payment thereof; (3) affirmatively consent to amend, modify, cancel or terminate any of the Portfolio Property Agreements or the Portfolio Contractual Rights, in each case with respect to the applicable Interests proposed to be sold by Seller, or enter into any agreement relating thereto; (4) fail in any material manner to perform fully, or take action or omit to take any action that would constitute a breach of, its obligations under any of the Portfolio Property Agreements, in each case with respect to the applicable Interests proposed to be sold by Seller; (5) make any voluntary capital contributions or fail to make any required capital contributions to any Partnership in respect of the Interests proposed to be transferred pursuant to this Purchase Agreement; (6) create or permit to exist any Lien on the Interests being transferred by it other than the Investment Liens and Liens created by Buyer; (7) take any action the effect of which would be to incur a penalty or other specified consequence under any of the Portfolio Property Agreements, including the conversion of all or a portion of the Interest to a fixed obligation, in each case with respect to any of the Interests proposed to be sold by Seller hereunder; (8) take any action which would result in a reduction in Seller’s percentage of ownership in any of the Partnerships with respect to any Interest proposed to be sold by Seller; (9) waive any material right with respect to the Interests; or (10) agree to do any of the foregoing in respect of the applicable Interests proposed to be sold by Seller. Notwithstanding anything to the contrary in this Paragraph 7(b)(i), Seller shall have the right to take any action reasonably required to comply with any law, rule, regulation or regulatory request or any judgment or order or in connection with Seller’s (or Seller’s representatives’) service, if any, on any limited partner advisory board, committee, council or similar body, provided that, Seller shall use commercially reasonable efforts to notify Buyer in advance of any such action taken in connection with Seller’s service on any such board, committee, council or similar body relating to any of the applicable Interests, subject to any applicable confidentiality obligations and any fiduciary obligations owed by Seller or other affiliated entities with which Seller shares a representative on such board, committee, council or similar body to their respective investors.

(ii)           No Solicitation. Seller will not, and will cause its officers, directors, affiliates, agents and representatives not to, initiate contact with or solicit any inquiry or proposal by any Person or group (other than Buyer) in connection with (A) any proposed sale or transfer of any Interest (other than any Excluded Interest), or (B) any substantially similar transaction. For the avoidance of doubt, the foregoing limitation shall not apply to any secondary sale transaction initiated by an Underlying LP in respect of its own interest in Seller.

(iii)           Notices; Quarterly Reports. Seller shall give prompt notice to Buyer of the receipt by Seller of (A) any written notice, other written communication or material non-written communication relating to a default by Seller or event which, with notice or lapse of time or both, would become a default by Seller, under any of the Portfolio Property Agreements with respect to the applicable Interests being sold by Seller hereunder, (B) any written notice, other written communication or material non-written communication (including, without limitation, quarterly and annual reports or other financial statements or similar information) from or on behalf of a Partnership or the applicable Manager with respect to the applicable Interests being sold by Seller hereunder, (C) any written notice or other written communication relating to any contemplated or pending claim, action, suit, proceeding or investigation (other than any of a routine nature) by any governmental department, commission, board, agency, instrumentality or authority or other Person involving or relating to a Partnership, its Manager or the applicable Interests, in each case to the extent that the information in such notice or communication is not subject to confidentiality restrictions which would prohibit such disclosure, and (D) any matter which would cause any breach or material change with respect to any representations made by Seller in this Purchase Agreement; provided that any material non-written communication contemplated in the foregoing clauses (A) and (B) shall be limited to such communication received by the managing directors of the deal team responsible for overseeing Seller’s sale of the Portfolio Property. With respect to any such written notice or other written communication, Seller shall inform Buyer of the receipt and substance thereof and, if in writing, shall furnish Buyer with a copy thereof (including any related materials) as soon as reasonably practicable, subject to Seller’s compliance with any confidentiality obligations under the applicable Portfolio Property Agreements and applicable law. If Seller is prohibited from providing Buyer any such notice or communication due to confidentiality obligations under the Portfolio Property Agreements, Seller agrees to work with Buyer and the applicable Manager in good faith to obtain consent to disclose such notice or communication to Buyer or otherwise to make alternative arrangements to permit such disclosure in a manner that does not breach any such confidentiality obligations under the Portfolio Property Agreements.

(c)            No Rescinding of Authorization. Neither Seller nor Buyer shall rescind any authorizing action taken in connection with the Transactions, nor shall Seller or Buyer take any other action materially inconsistent with this Purchase Agreement and the Additional Seller’s Documents or the Additional Buyer’s Documents, respectively.

(d)           Tax Matters.

(i)           Allocations. Seller and Buyer shall cooperate with each other in seeking the agreement of the Manager of each Partnership to allocate under Section 706 of the Code, income, gains, losses, deductions or credits attributable to the Interest in such Partnership for the Tax year of such Partnership in which the applicable Closing Date occurs between Buyer and Seller based on a closing of the books as of the Closing Date or in the manner mutually agreed upon by Seller and Buyer; provided such manner is permitted by the Code and the terms of the relevant Portfolio Property Agreement. Seller and Buyer agree to file all Tax returns in a manner consistent with the Allocated Adjusted Purchase Price among the Interests as described in Paragraph 4 and as set forth on Schedule I.

(ii)           Transfer Taxes. Except as otherwise provided in this Purchase Agreement, all Transfer Taxes incurred in connection with the consummation of the Transactions shall be borne 50% by Buyer and 50% by Seller. Any Tax returns that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for the filing of such Tax returns. Such party will use its reasonable best efforts to provide such Tax returns to the other party at least ten Business Days prior to the due date for such Tax returns for review and comment. Any accounting, Tax preparation or other administrative expenses incurred (or to be incurred) by any Manager or Partnership and charged to Buyer or Seller as a result of Tax basis adjustments under Section 743 of the Code or related provisions related to the transfer of the Interests shall be borne 50% by Buyer and 50% by Seller.

(e)            Underlying LP Consents. [_____________]

(f)            [Reserved.]

(g)           [Reserved.]

(h)           [Reserved.]

(i)            AIVs. If prior to a Closing, Seller is treated as owning an AIV with respect to an Interest to be transferred at such Closing, that AIV shall be treated as part of and transferred with the corresponding Interest (subject to receipt of any Approvals required in connection with any such interest). Any AIV partnership or other operating agreements shall be deemed to be within the definition of Portfolio Property Agreement. A list of each AIV being transferred to Buyer pursuant to this Purchase Agreement (if any) for which Seller has received tax reporting from the applicable Manager (or which is otherwise in the records of Seller’s tax department) is set forth on Schedule 7(i).

(j)            R&W Insurance Policy. If a party elects to obtain (or considers obtaining) a representations and warranties insurance policy in connection with the Transactions, the other party shall, upon request, use commercially reasonable efforts to cooperate with such party and its representatives in connection therewith. Buyer shall not, and shall not permit any of its affiliates to, amend, modify or waive any provision of the buyer-side representations and warranties insurance policy purchased by, and issued to, Buyer in a manner that is adverse to Seller, its affiliates or any of their respective past, present or future officers, directors, partners, members, managers, employees, equityholders, affiliates, successors or assigns without the prior written consent of Seller. Seller shall not, and shall not permit any of its affiliates to, amend, modify or waive any provision of the seller-side representations and warranties insurance policy purchased by, and issued to, Seller in a manner that is adverse to Buyer, its affiliates or any of their respective past, present or future officers, directors, partners, members, managers, employees, equityholders, affiliates, successors or assigns without the prior written consent of Buyer.

(k)           [Reserved.]

(l)            [___________].

(m)          [___________].

(n)           [___________].

8.	Conditions to Obligations of Seller.

The obligations of Seller to consummate the Transactions with respect to an Interest to be transferred at each Closing are subject to satisfaction or, at the option of Seller, waiver of each of the following conditions applicable to such Interest:

(a)           Representations and Warranties. The representations and warranties of Buyer contained in this Purchase Agreement and in the Additional Buyer’s Documents shall be true and accurate in all material respects (other than Paragraphs 6(a), 6(b) and 6(i) hereof, each of which shall be true in all respects) as of the date when made and at and as of the applicable Closing Date as though such representations and warranties were made at and as of the applicable Closing Date, unless they expressly refer to a specific date, in which case they shall be true and accurate in all material respects (or, with respect to Paragraphs 6(a), 6(b) and 6(i), in all respects) at and as of such specific date.

(b)           Performance. Buyer shall have performed in all material respects all agreements and obligations required by this Purchase Agreement to be performed or complied with by Buyer at or prior to the applicable Closing.

(c)           Legal Proceedings. No statute, law, rule, regulation, judgment or order of any nature issued by a court of competent jurisdiction or governmental authority restraining, prohibiting or affecting the consummation of the Transactions shall be in effect, and no claim, suit, action, investigation, inquiry or other proceeding by any government body or other Person shall be pending or threatened which questions the validity or legality of, or seeks to restrain or prohibit the consummation of, the Transactions. Notwithstanding the foregoing, this Paragraph 8(c) shall not apply if Seller has directly or indirectly solicited, encouraged or instituted any such action, suit, claim, proceeding, arbitration, governmental inquiry or investigation.

(d)           Certificate. Buyer shall have furnished Seller with a certificate, substantially in the form of Exhibit B, dated as of the applicable Closing Date and signed by an authorized signatory of Buyer to the effect that Buyer has performed and complied with the conditions set forth in subparagraphs (a) and (b) above.

(e)           Approvals. All Approvals required to permit the transfer and assignment to Buyer of the Portfolio Property relating to the Interest being transferred at the applicable Closing shall have been obtained and any other consents and approvals required to be obtained by Buyer from any court, governmental agency, creditor or any other Person for the execution, delivery and performance of this Purchase Agreement and the Additional Buyer’s Documents on the part of Buyer with respect to such Interest shall have been obtained.

(f)            Applicable LP Approvals. The Applicable LP Approvals shall have been obtained.

(g)           Delivery of Allocated Adjusted Purchase Price. Buyer shall have delivered the Allocated Adjusted Purchase Price, net of any withholding or deduction required by applicable law, payable at such Closing to Seller in the manner described in Paragraph 4, with respect to the Interests being sold by Seller and purchased by Buyer at the applicable Closing.

(h)           Delivery of Additional Buyer’s Documents. The Additional Buyer’s Documents (including, for the avoidance of doubt, any Assignment and Assumption Agreements with respect to the Interest being sold by Seller and purchased by Buyer at the applicable Closing, which shall be in a form reasonably acceptable to Seller) shall have been executed by Buyer (and by the Manager of each Partnership that is required to execute any such agreements) and delivered to Seller.

(i)             Regulatory Disclosure. [___________].

(j)            Disclosure Requirements. The Transactions with respect to such Interest are not the subject of any Disclosure Requirement (other than, for the avoidance of doubt, disclosure in accordance with Paragraph 12(d)).

9.	Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the Transactions with respect to an Interest to be transferred at each Closing are subject to satisfaction or, at the option of Buyer, waiver of each following conditions applicable to such Interest:

(a)           Representations and Warranties. The representations and warranties of Seller contained in this Purchase Agreement and in the Additional Seller’s Documents to which Seller is a party shall be true and accurate in all material respects (other than Paragraphs 5(a), 5(b), 5(c) and 5(f) hereof, each of which shall be true in all respects) as of the date when made and at and as of the applicable Closing Date (as Schedule 5(g) may be updated by any Pre-Closing Notice in accordance with Paragraph 3(b)) as though such representations and warranties were made at and as of the applicable Closing Date, unless they expressly refer to a specific date, in which case they shall be true and accurate in all material respects (or, with respect to Paragraphs 5(a), 5(b), 5(c) and 5(f), in all respects) at and as of such specific date.

(b)           Performance. Seller shall have performed in all material respects all agreements and obligations required by this Purchase Agreement to be performed or complied with by Seller at or prior to the applicable Closing.

(c)           Legal Proceedings. No statute, law, rule, regulation, judgment or order of any nature issued by a court of competent jurisdiction or governmental authority restraining, prohibiting or affecting the Transactions shall be in effect, and no claim, suit, action, investigation, inquiry or other proceeding by any governmental body or other Person shall be pending or threatened which questions the validity or legality of, or seeks to restrain or prohibit the consummation of, the Transactions. Notwithstanding the foregoing, this Paragraph 9(c) shall not apply if Buyer has directly or indirectly solicited, encouraged or instituted any such action, suit, claim, proceeding, arbitration, governmental inquiry or investigation.

(d)           Certificate.

(i)           Seller shall have furnished Buyer with a certificate, substantially in the form of Exhibit C, dated as of the applicable Closing Date and signed by an authorized signatory of Seller to the effect that Seller has performed and complied with the conditions set forth in subparagraphs (a) and (b) above.

(e)            Approvals. All Approvals required to permit the transfer and assignment to Buyer of the Portfolio Property relating to the Interest being transferred at the applicable Closing shall have been obtained and any other consents and approvals required to be obtained by Seller from any court, governmental agency, creditor or any other Person for the execution, delivery and performance of this Purchase Agreement and the Additional Seller’s Documents on the part of Seller with respect to the Interest being sold by Seller and purchased by Buyer at such Closing shall have been obtained.

(f)            Applicable LP Approvals. The Applicable LP Approvals shall have been obtained.

(g)           Delivery of Additional Seller’s Documents. The Additional Seller’s Documents (including, for the avoidance of doubt, any Assignment and Assumption Agreements with respect to the Interest being sold by Seller and purchased by Buyer at the applicable Closing, which shall be in a form reasonably acceptable to Buyer) shall have been executed by Seller (and by the Manager of each Partnership that is required to execute any such agreements) and delivered to Buyer.

(h)          Delivery of Schedules. With respect to each Interest, Seller shall have delivered to Buyer on or prior to the applicable Closing Date an amended Schedule I and Schedule 5(g), updated to reflect any changes in the amount of Distributions and Funded Capital Commitments from the Signing Date through and including such Closing Date, to be verified with the respective Managers of the Partnerships prior to such Closing Date, as well as the calculation of the Allocated Adjusted Purchase Price.

(i)            [____________]

(j)            Compliance with Withholding Tax Obligations.

10.	Survival of Representations, Warranties, and Covenants

With respect to all Interests transferred under this Purchase Agreement, all representations, warranties, certifications and Pre-Closing Covenants of the parties contained in this Purchase Agreement, including the Schedules and Exhibits hereto and any other documents and certificates delivered pursuant hereto, that relate to such Interests shall terminate on (and shall not survive) the applicable Closing such that no claim for breach of any such representation, warranty or Pre-Closing Covenant, detrimental reliance or other right or remedy (whether in contract, in tort, based on strict liability, at law or in equity or otherwise) may be brought against any party, such party’s affiliates or any of their respective past, present or future officers, directors, partners, members, managers, employees, equityholders, affiliates, agents, representatives, successors or assigns with respect to such representations, warranties or Pre-Closing Covenants after the Closing. Without limiting the foregoing, the sole and exclusive recourse of any party for any breach of any representations and warranties shall be against the representations and warranties insurance policy obtained by such party, if any. Notwithstanding the foregoing, nothing in this Paragraph 10 shall limit any remedy at law or equity to which a party may be entitled (i) as a result of Fraud or (ii) in respect of covenants other than Pre-Closing Covenants. Notwithstanding anything herein to the contrary, the limitations set forth in this Paragraph 10 are not intended to apply with respect to any representations and warranties insurance policy obtained by either party in connection with the Transactions, as contemplated herein.

11.	Partnership Indemnities.

If, as a condition to obtaining an Approval to a transfer of an Interest, a Manager requires Seller and/or Buyer to indemnify such Manager, a Partnership and/or any of their respective affiliates or related parties in the applicable Assignment and Assumption Agreement, Seller and Buyer agree that each party shall be liable for amounts owed under such indemnification provision for the benefit of such Manager, a Partnership and/or any of their respective affiliates or related parties that result from such party’s acts or omissions, including (A) any inaccuracy in or breach of any representation or warranty of such party contained in the Assignment and Assumption Agreement or any failure by such party to perform any covenant, agreement or obligation of such party contained in the Assignment and Assumption Agreement and (B) any action for securities laws violations brought by or on behalf of such party against such Partnership, such Manager, any management agent of such Partnership, or any officer, director, shareholder, partner, or member of such Manager and/or management agent of such Partnership, and each other person and entity that controls, is controlled by, or is under common control with, any of the foregoing within the meaning of Section 15 of the 1933 Act, in connection with any transaction contemplated by this Purchase Agreement. As between Seller and Buyer, the provisions of Paragraph 10 shall apply to any representation, warranty or covenant of such party contained in the Assignment and Assumption Agreement or any other Additional Seller’s Documents or Additional Buyer’s Documents (with the effect that, for the avoidance of doubt, no such representation, warranty or covenant shall survive the applicable Closing).

12.	Confidentiality.

(a)           All information furnished in writing by either party to this Purchase Agreement to the other party to this Purchase Agreement in connection with this Purchase Agreement and the Transactions shall be kept confidential by the receiving party and shall be used by the receiving party only in connection with this Purchase Agreement and the Transactions, except with the specific prior written consent of the disclosing party. The foregoing obligation shall not apply to information to the extent that such information (i) is included in any press release or announcement approved in accordance with Paragraph 16(j), (ii) is information which the receiving party can demonstrate was already known to the receiving party when received without any obligations of confidentiality, (iii) at the time of disclosure or thereafter becomes lawfully obtainable from other sources, (iv) is required to be disclosed in any document to be filed with any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, securities exchange, listing authority, or in connection with any litigation, (v) is disclosed in order to give the notices to obtain any Approvals, (vi) is disclosed to Underlying LPs or other Persons whose approval or consent is required as described in Paragraph 7(e) or their representatives or advisors in connection with obtaining the Applicable LP Approvals, (vii) is disclosed to such party’s attorneys, accountants, employees, or other advisors retained in connection with the Transactions who are under an obligation (including professional ethics obligations) to keep such information confidential, (viii) is required to be disclosed by court order or otherwise mandated by law, regulation or regulatory authority, or (ix) is necessary to disclose to any Partnership or Manager to effect the Transactions; provided that with respect to clauses (iv) and (viii), the receiving party shall disclose only so much of the confidential information as is legally required in its reasonable determination; it being understood, however, that, except as specifically provided in Paragraphs 12(d) and 12(e), no disclosure of Confidential Information by Buyer shall be included in any of its public filings with the SEC or in any other public communication.

(b)           Without the prior written consent of the other party, neither Seller nor Buyer will disclose the terms of this Purchase Agreement, the identities of the parties hereto or the existence of the Transactions that are not included in any press release or announcement approved in accordance with Paragraph 16(j) to any Person, except that such disclosure may be made (i) to a party’s officers, directors, partners, affiliates, advisors and employees who require such information for the purpose of consummating the Transactions, (ii) to a Manager (with respect to the occurrence of the Transactions and the identities of the parties) to the extent necessary to obtain any Approvals, (iii) (A) in any document to be filed with any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, securities exchange, listing authority, or in connection with any litigation, (B) by court order or as otherwise mandated by law or (C) in connection with any regulation or disclosure obligations of securities laws, banking laws, a securities exchange, a banking regulator, a securities market or a self-regulatory agency of Seller or its investment manager, Buyer or any affiliate of either, or (iv) on a confidential basis to a party’s investors and prospective investors (including to the Underlying LPs in connection with obtaining the Applicable LP Approvals); provided that with respect to clause (iii), the disclosing party shall disclose only such information as is legally required in its reasonable determination; it being understood, however, that, except as specifically provided in Paragraphs 12(d) and 12(e), no disclosure of Confidential Information by Buyer shall be included in any of its public filings with the SEC or in any other public communication. Buyer and Seller will cooperate with each other to make any necessary disclosure to the partners of the Partnerships in connection with any applicable right of first refusal or similar right under the applicable Portfolio Property Agreements.

(c)            Notwithstanding any other provision of this Purchase Agreement to the contrary, to comply with Treasury Regulation Section 1.6011-4(b)(3), each of the parties (and any employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. federal Tax treatment and Tax structure of any Transactions, it being understood and agreed, for this purpose (i) the name of, or any other identifying information regarding, (A) any of the Partnerships or any existing or future investors (or any affiliates thereof) in the Partnerships, or (B) any investments or transactions entered into by the Partnerships, or (ii) any performance information relating to the Partnerships or their investments, does not constitute such treatment or Tax structure information.

(d)           Subject to the terms of this Paragraph 12, solely following receipt of an Applicable LP Approvals Notice, Buyer may disclose the following Confidential Information in public filings with the SEC: an unaudited schedule of investments including the name of Seller and names and other information as required by applicable SEC regulations and accounting standards regarding the Partnerships for which the Approvals have been obtained, and anonymized summary information regarding the Partnerships for which the Approvals have not been obtained. Subject to the terms of this Paragraph 12, solely following receipt of the Approvals with respect to substantially all of the Partnerships, Buyer may disclose the following Confidential Information in public filings with the SEC: an audited schedule of investments, or the full financial statements of Seller, including the name of Seller and the name and other information as required by applicable SEC regulations and accounting standards regarding the Partnerships for which the Approvals have been obtained, and redactions or anonymized summary information regarding the Partnerships for which the Approvals have not been obtained.

(e)            Except as provided in Paragraph 12(d), to the extent Buyer determines that it is required to disclose Confidential Information in a public filing or communication (including but not limited to pursuant to Paragraphs 12(a)(iv), 12(a)(viii) or 12(b)(iii)) or to the extent Buyer or Seller becomes aware of any actual, pending or threatened notice, communication, claim, proceeding or investigation which alleges, indicates or suggests that any such disclosure would be reasonably likely to be required (any of the foregoing circumstances, a “Disclosure Requirement”), such party shall promptly notify the other party thereof and Buyer shall not make any such disclosure absent the prior written consent of Seller (except pursuant to the final sentence of this Paragraph 12(e)); provided that the parties agree to cooperate with each other in good faith to mutually seek relief from any such disclosure; provided, further that if no such relief is obtained (including if any regulatory or governmental authority denies such relief or otherwise affirms or states a requirement to disclose such information in a public filing or communication) within a reasonable period of time, as determined by Seller, or if Seller determines it would be impracticable to continue to seek such relief, then Seller, in lieu of providing such consent, may elect in its sole discretion to terminate this Purchase Agreement with respect to any Interest not transferred to Buyer prior to such termination. Buyer shall use its reasonable best efforts to avoid the occurrence of a Disclosure Requirement with respect to any Confidential Information that Buyer would not be permitted to disclose pursuant to Paragraph 12(d), or which Seller has not otherwise agreed may be disclosed. In the event a Disclosure Requirement does arise with respect to such Confidential Information, Buyer shall use its reasonable best efforts to cause such Disclosure Requirement to no longer apply, including, if applicable, with the agreement of Seller, by restructuring the Transactions; provided that if a regulatory or governmental authority nonetheless requires Buyer to disclose Confidential Information in a public filing or communication notwithstanding Buyer’s compliance with its obligations under this Paragraph 12(e) and Seller has elected not to terminate this Purchase Agreement in accordance with this Paragraph 12(e), then Buyer may comply with such requirement.

13.	Approvals.

If the sale, assignment or transfer of any portion of the Portfolio Property, or a request for permission to sell, assign or transfer such portion of the Portfolio Property, pursuant to the relevant Portfolio Property Agreement would require the consent of any other Person, then this Purchase Agreement shall not constitute a contract to assign such Portfolio Property, or such affected part thereof, until such time as such consent has been received to the extent, and only to the extent, that an attempted assignment without such consent would (a) constitute a breach of the relevant Portfolio Property Agreement, (b) create rights in others not desired by Seller or Buyer, or (c) create rights in third parties against Seller or Buyer. Buyer and Seller shall cooperate and use all reasonable efforts to procure all Approvals which may be required in order to transfer the Portfolio Property of Seller and to admit Buyer as a substitute limited partner (or other equityholder) with respect to each of the Interests.

14.	Termination.

(a)           By Mutual Consent. This Purchase Agreement may be terminated and the Transactions abandoned with respect to any Interest not transferred to Buyer prior to such termination, at any time prior to the Final Closing for any reason pursuant to the mutual written consent of Buyer and Seller.

(b)           By Buyer or Seller. This Purchase Agreement may be terminated and the Transactions abandoned with respect to any Interest not transferred to Buyer prior to such termination by written notice from Buyer to Seller, or from Seller to Buyer, (i) in the event of a material breach by Seller or Buyer, respectively, of any representation, warranty, covenant or agreement contained in this Purchase Agreement which cannot be or is not cured within ten (10) Business Days after written notice of the breach is given to the party committing the breach, or (ii) if the Final Closing does not occur on or before the Final Closing Deadline. The right to terminate this Purchase Agreement under the foregoing clause (ii) shall not be available to a party if such party’s breach of this Purchase Agreement has been the cause of or resulted in the failure of the Final Closing to occur on or before the Final Closing Deadline. A failure to satisfy any of the conditions set forth in Paragraphs 8(c) and 9(c) shall not be deemed a “breach or failure to fulfill any obligation” by any party.

(c)            By Seller. This Purchase Agreement may be terminated and the Transactions abandoned with respect to any Interest not transferred to Buyer prior to such termination by written notice from Seller to Buyer as provided in Paragraph 12(e).

(d)           Survival. If this Purchase Agreement is terminated, no party to this Purchase Agreement will have any liability or further obligation to the other party pursuant to this Purchase Agreement with respect to any Interests that have not been transferred to Buyer prior to such termination of this Purchase Agreement. Notwithstanding the foregoing: (i) the agreements of Seller and Buyer contained in Paragraphs 12 and 16(a) shall survive such termination; and (ii) nothing herein shall affect the rights and obligations of the parties with respect to any and all Interests that have been sold to Buyer prior to such termination. Damages for any breach shall not be limited to reimbursement of expenses or out-of-pocket losses for the non-breaching party and shall in all such cases include the benefit of the bargain lost by the non-breaching party, taking into account all relevant matters.

(e)            PTP Interests. Notwithstanding anything herein to the contrary, to the extent the Approvals have not been obtained for the transfer of all or a portion of an Interest in a Partnership solely to avoid the characterization of such Partnership as a “publicly traded partnership” under the Code (any such Interest, a “PTP Interest”), and as a result such PTP Interest has not been transferred to Buyer as of the Final Closing Deadline, the terms of this Purchase Agreement shall continue to remain in effect solely with respect to any such PTP Interest until the earlier to occur of (i) twelve (12) months from the Final Closing Deadline or (ii) such PTP Interest has transferred to Buyer or has become an Excluded Interest.

15.	Tax Information.

If any Partnership is an “electing investment partnership” under Section 743(e)(6) of the Code for the taxable year that includes the applicable Closing Date, Seller shall use commercially reasonable efforts to furnish to Buyer all information with respect to such Partnership that is reasonably necessary to enable Buyer to compute the amount of its losses (if any) disallowed under Section 743(e) of the Code. Such information shall be furnished in compliance with the requirements of IRS Notice 2005-32 or superseding guidance issued by the IRS.

16.	General Provisions.

(a)           Expenses. All fees and expenses incurred in connection with this Purchase Agreement (and the Transactions), including all fees of counsel, accountants, finders and brokers, shall be borne by the party incurring the same. All Transfer Expenses shall be paid 50% by Buyer and 50% by Seller. If Seller pays more than its share of Transfer Expenses (whether it is required to do so by the Manager prior to the Approval being granted, or otherwise), Buyer undertakes promptly to reimburse Seller so that Seller is only liable for its share of Transfer Expenses. If Buyer pays more than its share of Transfer Expenses (whether it is required to do so by the Manager prior to the Approval being granted, or otherwise), Seller undertakes promptly to reimburse Buyer so that Buyer is only liable for its share of Transfer Expenses.

(b)           Notices. All notices, requests, demands and other communications required or permitted under this Purchase Agreement shall be in writing and shall be deemed to have been duly given and received when delivered by hand or courier, when received by electronic mail transmission, or three (3) days after the date when posted by air mail, with postage prepaid, addressed as follows:

(i)            If to Seller, to:

[__________]

with copies (which shall not constitute notice) to:

[_________]

or to such other Person or address as Seller shall furnish to Buyer in writing.

(ii)           If to Buyer, to:

ARES PRIVATE MARKETS FUND

245 Park Avenue

New York, NY 10167

Attn:[_________]

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

Attn: [__________]

or to such other Person or address as Buyer shall furnish to Seller in writing.

(c)           Assignment. This Purchase Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. [____________]. Any such assignment shall not relieve Buyer of its obligations under this Purchase Agreement.

(d)          Governing Law; Exclusive Jurisdiction. This Purchase Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflicts of laws principles thereof. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Purchase Agreement brought by the other party or its successors or assigns shall be brought and determined in any Delaware State or federal court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Purchase Agreement and the Transactions. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

(e)            Counterparts. This Purchase Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Purchase Agreement, to the extent signed and delivered by means of electronic transmission, shall be treated in all respects as an original contract and shall have the same binding legal effects as if it were the original signed version thereof delivered in person.

(f)            Interpretation. The headings of the paragraphs and subparagraphs of this Purchase Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Purchase Agreement. The words “include,” “includes” and “including” when used in this Purchase Agreement shall be deemed in each case to be followed by the words “without limitation.” Defined terms used in this Purchase Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Purchase Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Purchase Agreement. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. References to “days” shall refer to calendar days unless Business Days are specified. Unless the context of this Purchase Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(g)           Entire Agreement. This Purchase Agreement, including the Schedules and Exhibits to this Purchase Agreement, and the other documents and certificates delivered pursuant to the terms of this Purchase Agreement set forth the entire agreement and understanding of the parties with respect to the subject matter of this Purchase Agreement and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party.

(h)           Amendment; Waiver. This Purchase Agreement may be amended only by a written instrument executed by Seller and Buyer. Any failure of Buyer to comply with any obligation, agreement or condition under this Purchase Agreement may only be waived in writing by Seller, and any such failure by Seller may only be waived in writing by Buyer. Any such waiver by either party shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a party to take any action against any breach of this Purchase Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision of this Purchase Agreement or to take any such action.

(i)            Third Parties. Except as specifically set forth or referred to in this Purchase Agreement, nothing in this Purchase Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any person or entity other than the parties and their successors or assigns, any rights or remedies under or by reason of this Purchase Agreement. For the avoidance of doubt, the Managers and the Partnerships shall not be third party beneficiaries of this Purchase Agreement.

(j)             Publicity. Except as may otherwise be required by law or as agreed upon by the parties as of the Signing Date, no publicity release or announcement concerning this Purchase Agreement or the Transactions shall be made by Seller without the prior written consent of Buyer or by Buyer without the prior written consent of Seller.

(k)           Additional Documents and Acts. Each of the parties agrees to execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably requested and as may be necessary or appropriate to carry out the provisions of this Purchase Agreement and to consummate the Transactions.

(l)            Specific Performance. Each party acknowledges that there would be no adequate remedy at law if either party fails to perform any of its material obligations under this Purchase Agreement. In such event, the non-breaching party shall have the right, in addition to any other rights it may have (whether in law or in equity), to seek specific performance and injunctive or other equitable relief as a remedy for such breach of this Purchase Agreement, without the necessity of posting any bond and without the necessity of establishing that monetary relief would not provide an adequate remedy.

(m)           Resolution of Conflicts. In the event of any inconsistency or conflict between the terms and provisions of this Purchase Agreement and the terms and provisions of any document executed by the parties in connection with obtaining the Approvals (including the Assignment and Assumption Agreements), the terms and provisions of this Purchase Agreement shall control as between Buyer and Seller, notwithstanding any other agreement Buyer or Seller may have jointly or separately made with any Manager or any Partnership.

(n)           No Presumption Regarding Drafting. Each party acknowledges that it has reviewed this Purchase Agreement prior to its execution and that changes were made to this Purchase Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Purchase Agreement, the provision shall be deemed to have been drafted by all of the parties and shall not be construed against any party on the basis that the party was responsible for drafting that provision.

(o)           Severability. If any term, provision, agreement, covenant or restriction of this Purchase Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Purchase Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Purchase Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the Transactions may be consummated as originally contemplated to the fullest extent possible.

(p)          Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING THERETO.

(q)           Non-Recourse Parties. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Purchase Agreement, the negotiation, execution or performance of this Purchase Agreement (including any representation or warranty made in or alleged to be made in connection with this Purchase Agreement), any documents delivered in accordance with this Purchase Agreement or the Transactions may be made only against the entities that are expressly identified as parties hereto. No Person who is not a named party to this Purchase Agreement, including any past, present or future officer, director, partner, member, manager, employee, equityholder, affiliate, agent or representative of any named party to this Purchase Agreement (“Non-Recourse Parties”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of a party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Purchase Agreement, or for any claim based on, in respect of, or by reason of this Purchase Agreement, the negotiation or execution hereof, any documents delivered in accordance herewith or the Transactions; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Recourse Parties. Non-Recourse Parties are expressly intended as third party beneficiaries of this Paragraph 16(q).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement of Purchase and Sale, acting by their duly authorized agents, as of the date first above written.

SELLER: [___________]		BUYER: ARES PRIVATE MARKETS FUND
By:		By:
	Name:		Name:
	Title:		Title:

[Signature Page to Purchase and Sale Agreement]

Exhibit A
FORM OF PRE-CLOSING NOTICE

[Information Omitted]

Exhibit B
Form of Buyer’s Closing Certificate

[Information Omitted]

Exhibit C
Form of Seller’s Closing Certificate

[Information Omitted]

Exhibit D
Form SIDE LETTER REQUESTS

[Information Omitted]

Schedule I

[Information Omitted]

Schedule 5(g)

[Information Omitted]

Schedule 5(h)

[Information Omitted]

Schedule 5(k)

[Information Omitted]

Schedule 7(i)

[Information Omitted]